CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-2 (the "Registration Statement") of our report dated October 17, 1995, relating to the financial statements and financial highlights appearing in the August 31, 1995 Annual Report to Stockholders of The Czech Republic Fund, Inc., which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Registration Statement.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
January 25, 1996